Exhibit 99.1

BADGER METER REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Milwaukee, WI, January 28, 2026 - Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Highlights

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Total sales of $220.7 million, 8% higher than the prior year's $205.2 million. Base1 sales of $208.9 million increased 2% year-over-year.
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Operating earnings increased 10% year-over-year to $43.0 million, with operating profit margins of 19.5% versus 19.1% in the prior-year quarter. Base operating earnings of $42.8 million increased 9% year-over-year, with Base operating profit margins of 20.5%. As expected, SmartCover® profitability improved as a result of ongoing sales volume increases, focused cost management and expense leverage.
•
Diluted earnings per share (EPS) increased 10% to $1.14 compared to $1.04 in the prior-year quarter.
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Robust cash provided by operations of $54.8 million.

Full Year 2025 Highlights

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Record sales of $916.7 million, 11% higher than the prior year’s $826.6 million. Base sales of $877.0 million increased 6% year-over-year. SmartCover delivered sales of approximately $40.0 million in the 11 months since acquisition, reflecting nearly 25% pro-forma growth on an annualized basis.
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Software as a Service (SaaS) sales of approximately $74 million, reflecting a 27% year-over-year increase on continued penetration of cellular advanced metering infrastructure (AMI) and the acquisition of SmartCover.
•
Operating earnings increased 16% year-over-year to $183.4 million, with operating profit margins of 20.0% versus 19.1% in the prior year. Base operating earnings of $185.2 million increased 17% year-over-year, with Base operating profit margins of 21.1% or a 200-basis point improvement year-over-year.
•
Diluted EPS increased 13% to $4.79, up from $4.23 in 2024.
•
Record cash provided by operations of $183.7 million.

Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer, remarked, “Our full year 2025 results included another year of record sales, profitability and cash flow. Sustained demand for our smart water management solutions drove solid performance across the entire BlueEdge® portfolio. Several recently-completed AMI projects, and awarded projects that will begin implementation in 2026, reinforce the tangible benefits that drive adoption of our industry-leading cellular AMI solution.

1 All adjusted metrics ("Base") referenced in this news release are non-GAAP measures that exclude the contribution of SmartCover, acquired in January 2025. Please refer to the appendix for reconciliations of these non-GAAP measures to their most comparable GAAP measures.

Additionally, we deployed capital on-hand to acquire SmartCover in early 2025, expanding our comprehensive suite of tailorable solutions to include broader sewer monitoring and stormwater management hardware and software capabilities. Adding SmartCover to our BlueEdge suite of smart water management solutions positions us for long-term growth across the entire water cycle. I would like to thank the entire Badger Meter team for demonstrating agility throughout 2025 as we navigated unpredictable global trade conditions, continued to support our customers in their adoption of our market-leading solutions and successfully executed the acquisition and integration of SmartCover."

Fourth Quarter Operating Results

Utility water sales grew 9% year-over-year, or 2% excluding SmartCover. Ongoing customer adoption of digital smart water solutions, including increased sales of ultrasonic meters, ORION® Cellular radios, BEACON® SaaS, and water quality solutions, were the primary drivers of growth compared to the prior-year quarter. As expected, fewer operating days in the fourth quarter and previously-communicated project pacing effects contributed to the 6% sequential decline in utility water sales versus the third quarter of 2025, illustrating the long-standing and inherent top-line unevenness that can occur quarter-to-quarter and year-to-year, regardless of underlying market conditions.

Sales of flow instrumentation products remained largely flat year-over-year with modest growth in the water-focused end markets offsetting declines across the array of de-emphasized applications.

Operating earnings increased 10% year-over-year to $43.0 million, with operating profit margins expanding 40 basis points to 19.5%. Base operating earnings of $42.8 million increased 9.0% year-over-year, driving 140 basis points of Base operating margin expansion. Gross margin was up 180 basis points to 42.1% from the prior-year quarter. Gross margin continued to benefit from structural sales mix driven by ultrasonic meters, cellular AMI, water quality, and SmartCover sales, which were above line average. Additionally, the same project pacing effects that impacted utility water sales benefited margins due to lower pass-through revenue such as meter installation and ancillary meter pit supplies, which tend to be below line average.

Total Selling, Engineering and Administration (SEA) expenses increased by $6.4 million year-over-year to $49.9 million, due primarily to the addition of SmartCover including $1.6 million of intangible asset amortization. Base SEA expense increased $1.3 million, or 2.9% year-over-year. In total, SEA as a percent of sales increased to 22.6% from 21.2% in the prior-year quarter, with Base SEA as a percent of sales increasing a modest 30 basis points.

The tax rate for the fourth quarter of 2025 was 24.8% compared to 27.1% in the prior-year comparable period. As a result of the above, combined with lower interest income year-over-year, EPS was $1.14, an increase of 10% compared to $1.04 in the prior-year quarter.

Full Year 2025 Recap

Bockhorst continued, “I'm proud of our performance in 2025, delivering double-digit revenue growth, profit margin expansion and record free cash flow conversion. Durable demand, driven by long-term secular trends favoring the adoption of smart water management solutions, continues to support robust and profitable top-line growth.

"In 2025, we increased our normalized gross margin range from 38-40% to 39-42% to reflect the structural mix benefit that corresponds with expanding our installed base of software-enabled solutions. Finally, disciplined execution in both the Base business and throughout the SmartCover integration supported another year of robust free cash flow generation.

"Nearly two years after the formal launch of our BlueEdge suite of comprehensive smart water management solutions, I'm thrilled with our robust opportunity funnel spanning both customer water usage and beyond the meter applications. We now address a comprehensive range of common, but complex challenges across the water cycle from source water monitoring to wastewater management. Our growing list of BlueEdge-enabled customers highlights the benefits of pressure management, leak detection, water quality and network monitoring applications. The strength of our balance sheet enables us to continue our capital allocation priorities of R&D leadership, returning cash to shareholders and executing value-creating acquisitions, like SmartCover, to further assist customers in addressing their water infrastructure challenges."

Badger Meter Selected to Modernize Puerto Rico’s Water Infrastructure
Following a rigorous multi‑year competitive pilot, the Puerto Rico Aqueduct and Sewer Authority (PRASA) selected Badger Meter's advanced metering infrastructure (AMI) solutions for a project designed to strengthen the island’s water system resiliency. PRASA will use Badger Meter's cellular AMI solution, featuring E‑Series® Ultrasonic meters, ORION Cellular endpoints, and BEACON SaaS. The project, one of the world’s largest AMI deployments, will enhance operational efficiency, reduce non‑revenue water and streamline billing activities for 1.6 million service connections.

Outlook

Bockhorst concluded, "We enter 2026 with the same conviction in our ability to deliver, over a forward five-year time horizon, high single-digit sales growth, year-over-year operating profit margin expansion, and free cash flow conversion in excess of 100% of earnings. The key drivers enabling these long-term outcomes include growing the installed base of our industry-leading cellular AMI solution, accelerating the adoption of BlueEdge technologies, and targeting value-accretive international expansion opportunities. Our selection for the transformative PRASA AMI project is just one illustrative example of the types of projects that inform this forward growth outlook.

"The second half of 2025 included a concentrated mix of concluding AMI turnkey projects, resulting in Base revenue growth that was lower than our five-year forward outlook. Looking ahead, we expect this dynamic to persist through the first half of 2026, until several awarded projects begin multi-year turnkey deployments.

"Our track record of disciplined execution and innovation has consistently delivered strong shareholder returns over the long run. As we advance technologies that enable utilities to manage and protect the world’s most precious resource, we remain well-positioned to capitalize on a robust pipeline of growth opportunities. This ongoing commitment to operational excellence and strategic investment supports our ability to deliver differentiated solutions, drive long-term value creation, and address the evolving needs of our customers.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s fourth quarter and full year 2025 results today, Wednesday January 28, 2026 at 10:00 AM Central/11:00 AM Eastern time. A live listen-only webcast and the related presentation will be available on the Events & Presentations section of the Company’s investor relations website. Individuals wishing to participate in the call should use this online registration link: https://events.q4inc.com/analyst/249539465?pwd=bn49BzDU.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP ("Base") measures. Reconciliations of these measures to the most comparable GAAP measures can be found in the supplemental reconciliation schedule attached.

Each of the non-GAAP ("Base") measures referenced in this news release and associated reconciliation tables should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure. Management believes that these Base measures provide useful information to investors and other stakeholders by facilitating year-over-year comparisons of Badger Meter's Base operating results in the first year following an acquisition. All Base measures referenced herein exclude the contribution of SmartCover.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdge® suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

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BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$220,706	$205,182	$916,663	$826,558

Cost of sales	127,719	122,422	534,593	497,374

Gross margin	92,987	82,760	382,070	329,184

Selling, engineering and administration	49,938	43,537	198,649	171,248

Operating earnings	43,049	39,223	183,421	157,936

Interest income, net	(1,565)	(2,924)	(5,124)	(8,613)
Other pension and postretirement (income) costs	(28)	12	(112)	49

Earnings before income taxes	44,642	42,135	188,657	166,500

Provision for income taxes	11,067	11,418	47,023	41,558

Net earnings	$33,575	$30,717	$141,634	$124,942

Earnings per share:

Basic	$1.14	$1.05	$4.82	$4.26

Diluted	$1.14	$1.04	$4.79	$4.23

Shares used in computation of earnings per share:

Basic	29,375,279	29,368,656	29,398,469	29,355,741

Diluted	29,542,816	29,559,950	29,569,496	29,533,543

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BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2025	2024
	(Unaudited)

Cash and cash equivalents	$226,016	$295,305
Receivables	112,356	84,325
Inventories	151,935	143,408
Other current assets	16,770	17,078
Total current assets	507,077	540,116

Net property, plant and equipment	79,636	74,260
Intangible assets, at cost less accumulated amortization	118,496	45,066
Other long-term assets	32,793	45,201
Goodwill	235,575	111,770
Total assets	$973,577	$816,413

Liabilities and Shareholders' Equity

Payables	$72,299	$55,659
Accrued compensation and employee benefits	37,619	34,912
Other current liabilities	40,798	27,634
Total current liabilities	150,716	118,205

Deferred income taxes	3,477	3,652
Long-term deferred revenue, employee benefits and other	106,090	88,324
Shareholders' equity	713,294	606,232
Total liabilities and shareholders' equity	$973,577	$816,413

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BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$33,575	$30,717	$141,634	$124,942

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,777	2,773	11,103	11,103
Amortization	6,023	5,295	23,481	21,082
Deferred income taxes	(854)	(11,074)	(854)	(11,074)
Noncurrent employee benefits	91	(141)	136	(153)
Stock-based compensation expense	2,745	1,587	9,190	6,182
Changes in:
Receivables	2,688	8,370	(20,115)	(1,444)
Inventories	753	13,687	(987)	10,320
Payables	2,462	(6,919)	14,399	(12,161)
Prepaid expenses and other assets	(528)	(7,540)	(3,804)	(15,312)
Other liabilities	5,069	15,312	9,515	21,549
Total adjustments	21,226	21,350	42,064	30,092
Net cash provided by operations	54,801	52,067	183,698	155,034

Investing activities:
Property, plant and equipment expenditures	(4,033)	(4,669)	(14,026)	(12,818)
Acquisitions, net of cash acquired	-	-	(184,024)	(3,000)
Net cash used for investing activities	(4,033)	(4,669)	(198,050)	(15,818)

Financing activities:
Dividends paid	(11,738)	(9,985)	(43,529)	(35,847)
Proceeds from exercise of stock options	-	-	554	751
Repurchase of common stock for treasury stock	(15,002)	-	(15,002)	-
Net cash used for financing activities	(26,740)	(9,985)	(57,977)	(35,096)
Effect of foreign exchange rates on cash	295	(1,063)	3,040	(597)

Increase (decrease) in cash and cash equivalents	24,323	36,350	(69,289)	103,523
Cash and cash equivalents - beginning of period	201,693	258,955	295,305	191,782

Cash and cash equivalents - end of period	$226,016	$295,305	$226,016	$295,305

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APPENDIX

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	SmartCover	Base	2025	SmartCover	Base
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$220,706	$11,834	$208,872	$916,663	$39,677	$876,986

Selling, engineering and administration	49,938	5,133	44,805	198,649	19,424	179,225

Operating earnings (loss)	43,049	291	42,758	183,421	(1,746)	185,167

Operating earnings as % of sales	19.5%	2.5%	20.5%	20.0%	-4.4%	21.1%

* SmartCover results are included from the date of acquisition of January 30, 2025

** SmartCover amortization was $1.6 million for the three months ended December 31, 2025 and $5.8 million for the eleven months ended December 31, 2025 and reported as part of Selling, engineering and administration expenses

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